Exhibit 10.4

MEMBERSHIP INTEREST SUBSCRIPTION AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated 25 February, 2025 (“Effective Time”), by and among ST Sponsor Investment LLC, a Cayman Islands limited liability company (the “LLC”), ST Sponsor Limited, a Cayman Islands exempted company (the “Subscriber”), and ChampionsGate Acquisition Corporation, a Cayman Islands exempted company (the “SPAC”).

WHEREAS, the LLC was formed on 11 March, 2024, to replace the Subscriber as the sponsor of the initial public offering (the “IPO”) of the SPAC.

WHEREAS, the LLC would like to admit the Subscriber as a member (each a “Member”) of the LLC, and to receive 100 membership interests (the “Membership Interests”) in the LLC, pursuant to a certain limited liability company agreement of the LLC dated 21 February, 2025 (the “LLC Agreement”) set forth as Exhibit A;

WHEREAS, in exchange, the Subscriber would like to commit 6,517,419 Class B ordinary shares, par value $0.0001 per share in the share capital of the SPAC (the “Class B Shares”, together with Class A ordinary shares, par value $0.0001 per share in the share capital of the SPAC, the “Ordinary Shares”), to the LLC as capital contribution;

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.  Purchase and Subscription of Membership Interests.

(a) At the Effective time, the LLC sells, transfers, conveys and assigns to the Subscriber, and the Subscriber hereby purchases, acquires and accepts from the LLC (the “Subscription”), concurrently with the execution and delivery of this Agreement, all right, title and interest in and to 100 Membership Interests (the “Subscribed Interests”); in exchange, the Subscriber hereby sells, transfers, conveys and assigns to the LLC, and the LLC hereby purchases, acquires and accepts (the “Transfer”) from the Subscriber, the 6,517,419 Class B Shares (the “Transferred Shares”).

(b) With effect from the Effective Time, the Subscriber accepts the Subscription of the Subscribed Interests and agrees to adhere to and be bound by the LLC Agreement, and to be admitted as a member of the LLC, and to accept and assume all existing and future rights, obligations and liabilities attaching to the Subscribed Interest (other than those obligations or liabilities which cannot be transferred at law).

(c) With effect from the Effective Time, the LLC consents to the Subscription effected by this Agreement and admits the Subscriber as a member of the LLC and as the holder of the Subscribed Interests, in each case with effect from the date of this Agreement. The LLC will promptly record the Subscription of the Subscribed Interests on the LLC's register of members.

(d) With effect from the Effective Time, the SPAC accepts and consents to the Transfer of the Transferred Shares, and will promptly record the Transfer of the Transferred Shares on the SPAC’s register of members.

Section 2.  Further Assurances. Upon the execution and delivery of this Agreement, each of the LLC and SPAC shall cause such further actions, execute and delivery such further documents and instruments to ensure the following are giving effect: (i) the Subscriber shall be admitted as a new Member of the LLC, (ii) Sunny Tan Kah Wei shall be appointed as the Manager of the LLC; (iii) the LLC shall be recorded as a member of the SPAC and as the holder of the Transferred Shares.

Section 3.  No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 4. Investment Representations.

(a) The Subscriber hereby acknowledges that an investment in the Membership Interests of the LLC involves certain significant risks. The Subscriber understands that the LLC’s sole assets are the 6,517,419 Class B Shares of the SPAC after giving effect to the Transfer.

(b) The LLC hereby acknowledges that an investment in the Class B Shares of the SPAC involves certain significant risks. The LLC has no need for liquidity in its investment in the Transferred Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. The Transferred Shares are being acquired solely for the LLC’s own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and the LLC has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization.

(c) Each of the Subscriber and the LLC understands and acknowledges that the Class B Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act of 1933, as amended (the “Securities Act”). If, in the future, the LLC decides to offer, resell, pledge or otherwise transfer the Class B Shares, such Class B Shares may be offered, resold, pledged or otherwise transferred only pursuant to (i) registration under the Securities Act, or (ii) an available exemption from registration. Each of the Subscriber and the LLC further acknowledges that such Class B Shares are subject to all applicable lock-up restrictions (as described in the SPAC’s registration statement on Form S-1 (File No.: 333-283689 filed with the U.S. Securities and Exchange Commission (the “SEC”)) (the “Registration Statement”), under the Securities Act, relating to the IPO of the SPAC). Each of the Subscriber and the LLC further understands and agrees that the Class B Shares are subject to the Letter Agreement (as defined below) and the transfer restrictions set forth therein, as provided in Section 5 of this Agreement. The Subscriber has no need for liquidity in its investment in the LLC for the foreseeable future and is able to bear the risk of that investment for an indefinite period due to the lock-up restrictions of the Class B Shares.

(d) Each of the Subscriber and the LLC further understands and agrees that the Class B Shares are subject to the Share Transfer Agreement (as defined below), and the Forfeiture (as defined below), as provided in Section 6 and Section 7, respectively.

Section 5. Letter Agreement. Each of the Subscriber and the LLC hereby acknowledges that pursuant to the Registration Statement, in the event and upon the time that the Registration Statement is declared effective by the SEC, the LLC and the SPAC shall enter into a certain letter agreement, the form of which is set forth in Exhibit B (the “Letter Agreement”), and the LLC shall be bound by the transfer restrictions and other terms and conditions of the Letter Agreement.

Section 6. Share Transfer Agreement. Each of the Subscriber and the LLC hereby acknowledges that pursuant to the Registration Statement, in the event and upon the time that the Registration Statement is declared effective by the SEC, the LLC, the SPAC and certain director nominees of the SPAC shall enter into a certain share transfer agreement, the form of which is set forth in Exhibit C (the “Share Transfer Agreement”), under which the LLC shall agree to transfer 20,000 Class B Shares to each of the three director nominee of the SPAC.

Section 7. Forfeiture.

(a) In the event the over-allotment option (the “Over-Allotment Option”) granted to the underwriter of the SPAC’s IPO is not exercised in full, the LLC acknowledges and agrees that it shall forfeit any and all rights to such number of Class B Shares (up to an aggregate of 870,967 Shares and pro rata based upon the percentage of the Over-allotment Option exercised) such that immediately following such forfeiture, the LLC and all other holders of Class B Shares of the SPAC prior to the IPO, will own an aggregate number of Ordinary Shares (including any private placement units that are expected to be purchased prior to or at the closing of the IPO pursuant to the Registration Statement, but excluding any Ordinary Shares issuable upon exercise or conversion of any warrants or rights or any Ordinary Shares of the SPAC purchased by any holders of Class B Shares in the IPO or in the aftermarket) equal to 22.5% of the issued and outstanding Ordinary Shares immediately following the IPO (in each case, not including the Ordinary Shares issuable upon exercise or conversion of any warrants or rights). Such forfeiture (the “Forfeiture”) shall take effect as a surrender and cancellation for no consideration as a matter of Cayman Islands law, and shall occur upon the expiration of the Over-allotment Option.

(b)      If any of the Class B Shares are forfeited in accordance with this Section 7, then after such time the LLC (or successor in interest) shall no longer have any rights as a holder of such forfeited Class B Shares, and the SPAC shall take such action as is appropriate to cancel such forfeited Class B Shares.

Section 8. Representations and Warranties.

(a) Except as otherwise disclosed in writing by the LLC, the LLC represent and warrant that the LLC have no debts, liabilities or obligations

(b) Except as otherwise disclosed in writing by the LLC or the SPAC, or as otherwise disclosed in the Registration Statement, each of the LLC and SPAC jointly and severally represent and warrant that the SPAC has no debts, liabilities or obligations.

(c) The Subscriber represent that the Transferred Shares constitute all of the outstanding securities of SPAC held by Subscriber. The Subscriber represents and warrants to the LLC that the Subscriber has good and marketable title to the Transferred Shares free and clear of all liens and encumbrances and that, upon updating the records of ownership, the LLC will have good and marketable title to the Transferred Shares.

(d) The execution, delivery and performance by the parties of this Agreement and the consummation of the Subscription and the Transfer, in each case, have been duly authorized by all necessary action on the part of the relevant parties, and no further approval or authorization is required on the part of such party.

(e) This Agreement will be valid and binding on each party and enforceable against such party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(f)   Each party have received all third-party consents to the Subscription and the Transfer, in each case.

Section 9. Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby.

Section 10. Indemnification.

(a) The LLC agrees to indemnify, defend and hold harmless the Subscriber, and their respective successors, officers, directors, employees and assigns, from and against any and all actions, causes of action, claims, demands, costs, liabilities, expenses (including reasonable attorneys' fees and disbursements) and damages (collectively, “Losses”) arising out of any breach of any representation, covenant, agreement or commitment of this Agreement.

(b) The Subscriber and the LLC jointly and severally agree to indemnify, defend and hold harmless the SPAC, its affiliates, and their respective successors, officers, directors, employees and assigns, from and against any and all Losses arising out of any breach of any representation, covenant, agreement or commitment of this Agreement.

Section 11. Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any counterpart signed by an authorized representative of a party and delivered to the other party by facsimile or electronically via portable document format (.pdf) shall be deemed an original counterpart and duly delivered. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

Section 12. Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, and shall be binding upon the parties hereto in the United States and worldwide. The federal and state courts within the State of New York having subject matter jurisdiction shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. To the fullest extent permitted by law, each of the parties hereby agree to waive trial by jury in any action proceeding or counter claim brought by or on behalf of either party with respect to any matter whatsoever relating to this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Time.

THE SUBSCRIBER:
ST SPONSOR LIMITED

/s/ Sunny Tan Kah Wei
Name	Sunny Tan Kah Wei
Title	Director

THE LLC:

ST SPONSOR INVESTMENT LLC

/s/ Sunny Tan Kah Wei
Name	Sunny Tan Kah Wei
Title	Manager

THE SPAC:

CHAMPIONSGATE ACQUISITION CORPORATION

/s/ Bala Padmakumar
Name	Bala Padmakumar
Title	CEO

[Signature Page to Securities Transfer Agreement]

Exhibit A

LLC Operating Agreement

Exhibit B

FORM OF LETTER AGREEMENT

Exhibit C

FORM OF SHARE TRANSFER AGREEMENT